Exhibit 99.1

International Stem Cell Corporation and Subsidiaries

Condensed Pro Forma Consolidated Balance Sheet

(in thousands, except share data)

	September 30, 2014	Pro Forma	September 30, 2014
	As Reported	Adjustments	Pro Forma
	(Unaudited)	(Unaudited)	(Unaudited)
Assets
Cash and cash equivalents	$471	$—	$471
Accounts receivable, net of allowance for doubtful accounts of $19	464	—	464
Inventory, net	1,533	—	1,533
Prepaid expenses and other current assets	359	—	359
Restricted cash	50	—	50

Total current assets	2,877	—	2,877
Property and equipment, net	781	—	781
Intangible assets, net	2,649	—	2,649
Deposits and other assets	57	—	57

Total assets	$6,364	$—	$6,364

Liabilities, Redeemable Preferred Stock and Stockholders’ Equity (Deficit)
Accounts payable	$715	$—	$715
Accrued liabilities	1,299	—	1,299
Deferred revenue	—	—	—
Related party payable	5	—	5
Advances	250	—	250
Fair value of warrant liability	—	—	—

Total current liabilities	2,269	—	2,269

Convertible Redeemable Series G Preferred stock, $0.001 par value, 5,000,000 shares authorized, issued and outstanding and liquidation preference of $5,000	4,941	(4,941)	—
Commitments and contingencies
Stockholders’ Deficit
Series D Preferred stock, $0.001 par value, 50 shares authorized, 43 issued and outstanding with liquidation preference of $4,320	—	—	—
Series B Preferred stock, $0.001 par value, 5,000,000 shares authorized, 300,000 issued and outstanding with liquidation preferences of $417	—	—	—
Common stock, $0.001 par value, 600,000,000 shares authorized, 224,274,073 shares issued and outstanding	224	—	224
Convertible Series G Preferred stock, $0.001 par value, 5,000,000 shares authorized, issued and outstanding, liquidation preference of $5,000	—	4,941	4,941
Additional paid-in capital	89,080	—	89,080
Accumulated deficit	(90,150)	—	(90,150)

Total stockholders’ deficit	(846)	4,941	4,095

Total liabilities, redeemable preferred stock and stockholders’ equity (deficit)	$6,364	$—	$6,364